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Fulton Financial CEO E. Philip Wenger Announces Plans to Retire; Board of Directors Names Curtis J. Myers as Successor

LANCASTER, PA - March 16, 2022 - Fulton Financial Corporation (the “Corporation”) today announced that E. Philip Wenger, chairman and chief executive officer of the Corporation (NASDAQ: FULT), has informed the board that he will retire on December 31, 2022 after 43 years of service to the company. After he retires, Wenger will continue to serve as a director of the Corporation and its banking subsidiary, Fulton Bank, N.A. (the “Bank”). The Corporation's board of directors has named Curtis J. Myers, currently the Corporation’s president and chief operating officer, to succeed Wenger as chairman, president and chief executive officer, effective January 1, 2023. As he assumes his new role, Myers will continue to serve as the Bank’s chairman, president and chief executive officer and will continue to serve as a director of the Corporation and the Bank.

Wenger joined the Bank in 1979. He assumed a variety of positions in the corporate lending area before being promoted to executive vice president of corporate banking in 1996. In 2001, Wenger was named senior executive vice president of the Lancaster, York, and Chester Counties division and in 2003 he was promoted to the position of president and chief operating officer of the Bank. In 2006, Wenger was named the Bank’s chairman and chief executive officer. At that time, he was also named senior executive vice president of the Corporation. Wenger was promoted to president and chief operating officer of the Corporation in December 2008. He assumed his current position of chairman and chief executive officer of the Corporation on January 1, 2013.

“I have spent all of my banking career at Fulton, and it has been a privilege to work for such an exceptional company and with such a talented team,” said Wenger. “I’m very proud of all that we have accomplished together. When I retire in December, I will do so with complete confidence in Curt Myers and his senior management team. I know that they will do an outstanding job in helping the Corporation achieve solid performance and fulfill our company purpose to change lives for the better in every community we serve.”

Myers joined the Bank in 1990 as a member of the Bank's Management Training program and has held various positions in commercial banking. In 2000, Myers was promoted to senior vice president and regional manager in commercial banking. He was named a member of the Bank's senior management team in 2004. He became president and chief operating officer of the Bank in 2010 and joined the Corporation’s senior management team in 2013. In 2018, he was promoted to his current positions of chairman, president and chief executive officer of the Bank and president and chief operating officer of the Corporation.

“I have had the pleasure of working with Phil for more than 31 years,” said Myers. "He has been a thoughtful and decisive leader, through good times and challenging times, and I have learned a lot from him. His principled approach to doing what is right and his focus on shaping our company culture – particularly through the lens of diversity, equity, and inclusion -- have left a legacy that will last for many years to come.”

Fulton Financial Corporation, a $26 billion Lancaster, Pennsylvania-based financial holding company, has approximately 3,200 employees and operates more than 200 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through Fulton Bank, N.A.

Additional information on Fulton Financial Corporation and Fulton Bank is available at www.fultonbank.com.